UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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pSivida Corp.

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400 Pleasant Street

Watertown, MA 02472

United States

October 25, 2012

Dear Fellow Stockholders,

It is my pleasure to invite you to this year’s Annual Meeting, which will be held on December 14, 2012 at 10:00 a.m. (US EST), at the Waltham Westin Hotel, Cambridge Room, 70 Third Avenue, Waltham, Massachusetts 02451.

The proxy statement accompanying this letter describes the business that we will consider at the meeting and provides voting instructions. Your vote is important.

We hope that you are able to attend this year’s Annual Meeting.

Yours Sincerely,

Dr. David J. Mazzo	Dr. Paul Ashton
Chairman	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

December 14, 2012

Date:	Friday, December 14, 2012 (Waltham, Massachusetts)

Time:	10:00 a.m. (US EST)

Place:	Waltham Westin Hotel, Cambridge Room, 70 Third Avenue, Waltham, Massachusetts 02451

Purpose of the Meeting

The purpose of the meeting is to consider the following:

•	election of six directors

•	approval of stock option grant to the chief executive officer

•	approval of stock option grants to non-executive directors

•	ratification of issuance of common stock and warrants in August 2012 registered direct offering

•	ratification of appointment of the independent registered public accounting firm

•	any other business properly brought before the meeting

Who May Vote at the Meeting

Stockholders of record at the close of business on October 16, 2012 (US EDT) are entitled to notice of, and to vote at, the 2012 Annual Meeting and any adjournments. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting and at our executive offices during normal business hours from December 3, 2012 to the date of the 2012 Annual Meeting.

Holders of record of CHESS Depositary Interests at the close of business on October 16, 2012 (US EDT) also are entitled to notice of the 2012 Annual Meeting and any adjournments. Such holders may instruct CHESS Depositary Nominees Pty Limited, the record holder of the common stock underlying the CHESS Depositary Interests, to vote on their behalf in accordance with the voting procedures set forth in the proxy statement.

By Order of the Board of Directors

Lori Freedman

Secretary

October 25, 2012

Watertown, Massachusetts

PROXY STATEMENT

The Board of Directors of pSivida Corp. is soliciting your proxy for the 2012 Annual Meeting.

The record date for the Annual Meeting is October 16, 2012 (US EDT). Each stockholder of record at the close of business on the record date is entitled to notice of, and to vote at, the Annual Meeting and any adjournments. Each of the 23,297,011 shares of common stock outstanding on the record date is entitled to one vote. One third of the shares of common stock outstanding is required for a quorum.

Each holder of record of CHESS Depositary Interests (CDIs) at the close of business on the record date also is entitled to notice of the Annual Meeting and any adjournments, and may instruct CHESS Depositary Nominees Pty Limited (CDN), the record holder of the common stock underlying our CDIs, to vote on its behalf by following the instructions set forth below. Each CDI represents one share of our common stock.

This proxy statement and the accompanying proxy card were first mailed to stockholders on or about the date of the notice of meeting. Throughout this proxy statement, references to “$” are to U.S. dollars, references to “A$” are to Australian dollars and references to “we”, “pSivida” and the “Company” refer to pSivida Corp.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 14, 2012: This proxy statement and the Annual Report for our fiscal year ended June 30, 2012 are available on the following websites: www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

VOTING INSTRUCTIONS

Voting Process for Stockholders

Stockholders may vote their shares by proxy in any of the following three ways:

•	By Mail: You may vote by signing and returning the enclosed proxy card as indicated.

•

By Internet: You may vote by Internet 24 hours a day through 1:00 a.m., December 14, 2012 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

•

By Telephone: You may vote by telephone 24 hours a day through 1:00 a.m., December 14, 2012 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

If you vote by proxy, you may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later voting by Internet or telephone, by delivering a written revocation to the Company Secretary or by attending the Annual Meeting, requesting a return of the proxy and voting in person.

Although we encourage stockholders to vote by mail, Internet or telephone, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting.

Voting Process for CDI Holders

CDI holders may vote the shares underlying their CDIs only by their written instructions to CDN. CDI holders should complete, sign and return the CDI Voting Instruction Form.

Computershare will collect and process voting instructions from CDI holders. Computershare must receive the CDI Voting Instruction Form, completed and returned in accordance with the instructions provided on the form, by no later than 1:00 p.m. December 12, 2012 (AWST).

If a CDI holder completes and returns a CDI Voting Instruction Form, such CDI holder may revoke those instructions by delivering to Computershare, no later than 1:00 p.m. December 12, 2012 (AWST), a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2013 Annual Meeting and his successor is duly elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Each nominee is a current director elected by our stockholders. We do not anticipate that any nominee will become unavailable to serve.

The Board recommends that you vote FOR the election of each of the nominees as directors.

David J. Mazzo, 55

Director since 2005, Chairman of the Board and Chairman of the Compensation Committee

Dr. Mazzo is President and Chief Executive Officer, and a director, of Regado Biosciences, Inc., a company pioneering the development of antithrombotic aptamers with active control agents, a position that he has held since August 2008. From April 2007 to April 2008, Dr. Mazzo served as the President and Chief Executive Officer, and as a director, of AEterna Zentaris, Inc., a biopharmaceutical company. From April 2003 to March 2007, Dr. Mazzo served as President and Chief Executive Officer, and a director of Chugai Pharma USA, the U.S. affiliate of Chugai, a Japanese pharmaceutical company and a member of the Roche Group. Dr. Mazzo previously held management positions in several international pharmaceutical companies, including serving as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. Dr. Mazzo is also a director of AVANIR Pharmaceuticals. Dr. Mazzo’s extensive experience as an executive officer and director in the life sciences industry, his understanding of the strategic and regulatory environment in which pSivida conducts its business, his lengthy track record in global product development, his PhD in analytical chemistry and his broad scientific and managerial background provide him expertise in the oversight of companies in this sector and the ability to guide such companies through varying operating climates.

Paul Ashton, 51

Director since 2005, President & Chief Executive Officer

Dr. Ashton was named our President and Chief Executive Officer in January 2009 and previously served as our Managing Director from January 2007 to January 2009 and our Executive Director of Strategy from December 2005 to January 2007. From 1996 until its acquisition by pSivida in December 2005, Dr. Ashton was the President and Chief Executive Officer of Control Delivery Systems, Inc. (CDS), a drug delivery company that he co-founded in 1991 and that developed our Durasert™ technology system. Dr. Ashton previously was a joint faculty member in the Departments of Ophthalmology and Surgery at the University of Kentucky, served on the faculty of Tufts University and worked as a pharmaceutical scientist at Hoffman-La-Roche. Dr. Ashton’s long history of leadership and strategic oversight of pSivida and CDS, his role in developing and extensive knowledge of our core technology platforms, products and product candidates, his scientific expertise including his PhD in pharmacology and strong knowledge of research and development uniquely position him to lead pSivida in the execution of its long-term strategy.

Paul A. Hopper, 56

Director since 2008, Chairman of the Governance and Nominating Committee and member of the Audit and Compliance Committee

Mr. Hopper has served as managing director of Cappello Group, Inc., an investment bank, since November 2005, where he is head of the Life Science/Biotech Group and the Australia Desk. Mr. Hopper served as Executive Chairman of Cell Aquaculture Limited, an aquaculture company, from August 2007 to March 2008, as Executive Chairman of Bone Medical Limited, a drug delivery company, from July 2005 to July 2007 and as Managing Director of Australian Cancer Technology Limited, an oncology biotechnology company from September 2003 to February 2005. Mr. Hopper is also a director of Viralytics Limited and during the past 5 years was a director of Somnomed Limited, Isonea Limited and Fibrocell Science Inc. Mr. Hopper’s over 20 years of experience in international public company markets with sector experience including life sciences, biotechnology, financial services, nutraceuticals, specialty retail, mining, telecommunications, medical & healthcare services and e-commerce, and his focus on start-up and rapid growth companies, both in the U.S. and abroad, provide him with a global perspective on capital markets and financing, and his experience as a director of public companies gives him broad knowledge with respect to corporate governance issues.

Michael Rogers, 52

Director since 2005, Chairman of the Audit and Compliance Committee and member of the Compensation Committee and the Governance and Nominating Committee

Since June 2009, Mr. Rogers has served as Executive Vice President and Chief Financial Officer of BG Medicine, Inc., a company focused on the development and commercialization of novel biomarker-based diagnostics. Mr. Rogers was Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company, from February 1999 until April 2009. Mr. Rogers was previously Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc. Mr. Rogers is also a director of Coronado Biosciences, Inc. Mr. Rogers’ significant experience as CFO of various companies and as an investment banker have provided him with expertise in strategic transactions, corporate operations, financial management, taxes, accounting, controls, finance and financial reporting in the life sciences industry as well as valuable insight into the strategy of pSivida.

Peter G. Savas, 64

Director since 2008, member of the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee

Mr. Savas is Chairman and Chief Executive Officer of Alseres Pharmaceuticals, Inc., a company focused on the development of diagnostic and therapeutic products for disorders in the central nervous system, a position that he has held since September 2004. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a biopharmaceuticals company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and as Chief Executive Officer from 1995 to 2000. Mr. Savas is the Managing Partner of Tughill Partners, a life sciences consulting firm, and serves on advisory boards for Children’s Hospital Boston and Syracuse University. During the past 5 years, Mr. Savas was a director of Regenesis Biosciences. Mr. Savas’ significant experience leading life sciences companies focused on the development of new products brings valuable insight to the strategy, operations and management of pSivida.

Douglas Godshall, 47

Director since 2012, member of the Compensation Committee and the Governance and Nominating Committee

Mr. Godshall has been the Chief Executive Officer of HeartWare Limited and subsequently HeartWare International, Inc., since September 2006 and became a director of HeartWare Limited and subsequently HeartWare International, Inc., in October 2006. Prior to joining HeartWare Limited, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee and since January 2005, as President, Vascular Surgery. Prior thereto, Mr. Godshall spent five years as Vice President, Business Development, at Boston Scientific, where he was focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University in Boston, Massachusetts. Mr. Godshall’s current CEO position and prior managerial experience at public, life sciences companies provide him insights as a successful life sciences entrepreneur with in-depth knowledge of medical product strategy and development.

BOARD OF DIRECTORS

Board Committees

The Board has three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Each standing committee is comprised entirely of independent directors, and each standing committee has a written charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Guidelines and the committee charters, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for appointing the independent registered public accounting firm and for assisting the Board in oversight of the Company’s financial reporting, audit, legal and regulatory compliance processes. More specifically, the Audit and Compliance Committee’s responsibilities include:

•

appointing, overseeing and, if necessary replacing the independent registered public accounting firm, including evaluating the effectiveness and independence of the firm at least annually, approving or pre-approving all audit and non-audit services provided by the firm and establishing hiring policies for employees or former employees of the firm, and also including resolving any disagreements between management and the firm regarding financial reporting;

•	reviewing with the independent registered public accounting firm the scope of, plans for and any difficulties with audits, and the adequacy of staffing and compensation;

•	reviewing with the independent registered public accounting firm matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61, as amended;

•

reviewing with management and the independent registered public accounting firm the Company’s internal controls, financial and critical accounting policies (including effects of alternate GAAP methods and off-balance sheet structures, if any), risk assessment and management policies and regulatory and accounting initiatives;

•

reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and financial disclosure, and preparing the Audit and Compliance Committee report for inclusion in the Company’s annual proxy statement;

•	reviewing, or establishing standards for, the substance and presentation of information included in earnings press releases and other earnings guidance;

•	reviewing material pending legal proceedings and other contingent liabilities;

•	implementing an appropriate control process for reviewing and approving the Company’s internal transactions and accounting;

•

establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees regarding accounting, internal accounting controls or auditing matters;

•

receiving from management a report of any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls, and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

•	presenting to the Board annually an evaluation of the Audit and Compliance Committee’s performance and charter; and

•	performing such other activities as the Board or the Audit and Compliance Committee deem appropriate.

The members of the Audit and Compliance Committee are currently Mr. Rogers (chair), Mr. Hopper and Mr. Savas, each of whom was a member of the Audit and Compliance Committee for the entirety of fiscal 2012.

The Board has determined that all current and fiscal year 2012 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in the rules of the Securities and Exchange Commission (SEC), The NASDAQ Stock Exchange (NASDAQ) and the Australian Securities Exchange (ASX). The Board also has determined that Mr. Rogers, Mr. Hopper and Mr. Savas are audit committee financial experts.

The Audit and Compliance Committee met six times during the fiscal year ended June 30, 2012.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to executive compensation and overseeing our compensation and employee benefits plans and practices. More specifically, the Compensation Committee’s responsibilities include:

•	developing and periodically reviewing compensation policies and practices applicable to executive officers;

•	determining and approving the compensation of the CEO and other executive officers;

•

supervising, administering and evaluating incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards;

•

reviewing and approving, subject to stockholder approval as required by any applicable law, regulation or NASDAQ rule, the creation or amendment of any incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate (other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to the Company or are to conform such plans to applicable laws or regulations) and all related policies and programs;

•

reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers and other employees of the Company;

•

making individual determinations and granting any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

•	annually evaluating the performance of the Compensation Committee;

•	annually reviewing and reassessing the charter of the Compensation Committee and, if appropriate, recommending changes to the Board;

•	annually evaluating the adequacy of directors’ compensation and the composition of such compensation;

•

reviewing the Compensation Discussion & Analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K and issuing a Compensation Committee report thereon as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC;

•

reviewing significant risks or exposures facing the Company and discussing the relationship, if any, between these risks and the Company’s compensation policies and practices, as well as appropriate means through compensation policy to mitigate these risks; and

•	performing such other duties and responsibilities as may be assigned to the Compensation Committee by the Board or as designated in plan documents.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers, Mr. Savas and Mr. Godshall. Dr Mazzo, Mr. Rogers and Mr. Savas have each been a member of the Compensation Committee for the entirety of fiscal 2012, and Mr. Godshall has been a member since May 1, 2012.

The Compensation Committee met six times during the fiscal year ended June 30, 2012.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to serve as directors, advising the Board with respect to the Board composition and procedures, overseeing the evaluation of the Board and overseeing our corporate governance.

The members of the Governance and Nominating Committee are Mr. Hopper (chair), Mr. Rogers, Mr. Savas and Mr. Godshall. Mr. Hopper, Mr. Rogers and Mr. Savas have each been a member of the Governance and Nominating Committee for the entirety of fiscal 2012, and Mr. Godshall has been a member since May 1, 2012.

The Governance and Nominating Committee met four times during the fiscal year ended June 30, 2012.

Attendance at Board and Committee Meetings

The Board of Directors met eleven times during the fiscal year ended June 30, 2012. Each of the directors standing for election attended at least 75% of the meetings of the Board and the committees on which he served. In accordance with our policy that encourages each director to attend Annual Meetings, each of the directors also attended our 2011 Annual Meeting.

CORPORATE GOVERNANCE

Director Independence

The Board, based on the recommendation of the Governance and Nominating Committee, has determined that Dr. Mazzo, Mr. Godshall, Mr. Hopper, Mr. Rogers and Mr. Savas are independent under applicable standards of NASDAQ and ASX. Our other director, Dr. Ashton, serves as our President and Chief Executive Officer.

Board Leadership Structure

The Board has chosen to separate the roles of Chairman and Chief Executive Officer and believes that such a separation of roles is in the best interests of the Company and its stockholders. Dr. Mazzo’s extensive qualifications to serve as a director and the perspective that he brings to the Company as an independent director are designed to provide for effective leadership for the Board and support for our executive team. Dr. Ashton’s long history with the Company and familiarity with its products and product candidates make him best positioned to lead us in the execution of our strategy and in the daily management of our business.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure. The Board reviews strategic and financial risks and exposures associated with the Company’s long-term strategy, development and commercialization of products and product candidates and other matters that may present material risk to the Company’s operations, strategy and prospects. The Audit and Compliance Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure and internal controls over financial reporting. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Governance and Nominating Committee manages risks associated with corporate governance and Board composition and procedures.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions”. Under this policy, the Audit and Compliance Committee or, in time sensitive instances, the chair of the Audit and Compliance Committee, has responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of pSivida and its stockholders.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

Name(s) of Director(s), Group of Directors or Board of Directors

c/o Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

The Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our Corporate Governance Guidelines and criteria approved by the Board from time to time. We do not have a formal policy with respect to diversity, although we seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background, expertise, gender, race and ethnicity. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Audit and Compliance Committee Report

The Audit and Compliance Committee reviews pSivida’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP (Deloitte), pSivida’s independent registered public accounting firm for the fiscal year ended June 30, 2012, is responsible for expressing an opinion on the conformity of pSivida’s audited financial statements with U.S. generally accepted accounting principles.

In this context, the committee has reviewed and discussed with management and Deloitte the audited financial statements for the fiscal year ended June 30, 2012. The committee has discussed with Deloitte the matters that are required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards. Deloitte has provided to the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the committee concerning independence, and the committee has discussed with Deloitte that firm’s independence. The committee has concluded that Deloitte’s provision of audit and non-audit services to pSivida is compatible with Deloitte’s independence.

Based upon the review and discussions referred to above, the committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended June 30, 2012 be included in pSivida’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC.

Submitted by

Audit and Compliance Committee

Michael Rogers

Paul A. Hopper

Peter G. Savas

Beneficial Ownership

The tables below set forth information regarding beneficial ownership of our shares of common stock as of October 1, 2012 by (1) any person or entity who, to our knowledge, beneficially owns 5% or more of our shares of common stock based on filings with the SEC and (2) our directors and named executive officers. Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 400 Pleasant Street, Watertown, MA 02472, United States.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)		Percent of Shares Beneficially Owned
5% Beneficial Owner:
ORBIS Investment Management (Australia) Pty Limited Level 2, Challis House 4-10 Martin Place Sydney, Australia NSW 2000	2,550,238		10.78%
Pfizer, Inc. c/o Marc Keenan Treasurer’s Division 235 East 42nd Street New York, NY 10017 USA	1,862,093		7.99%

Directors and Executives:
David J. Mazzo	255,500		1.08%
Paul A. Hopper	150,000		*
Michael Rogers	190,000		*
Peter G. Savas	150,000		*
Douglas Godshall	—		*
Paul Ashton	1,051,212	(2)	4.40%
Lori Freedman	315,836		1.34%
Leonard S. Ross	95,650		*
All current directors and executive officers as a group (8 persons)	2,208,198		8.85%

* Represents holdings of less than 1% of our outstanding common stock

(1)

Reflects sole voting and investment power, except as indicated below. Includes shares of common stock that each of the following persons had the right to acquire on October 1, 2012, or within sixty (60) days thereafter through the exercise of options and/or warrants: ORBIS Investment Management (Australia) Pty

Limited (350,000), Dr. Mazzo (255,000), Mr. Hopper (150,000), Mr. Rogers (190,000), Mr. Savas (150,000), Dr. Ashton (593,690), Ms. Freedman (219,413) and Mr. Ross (95,650).

(2)	Of such shares, 16,781 are held by the trustee of the Dr. Ashton Children’s Irrevocable Trust as to which Dr. Ashton disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, officers and 10% beneficial owners file reports of ownership and changes in ownership of our securities with the SEC and NASDAQ. To our knowledge, all reports were timely filed during the fiscal year ended June 30, 2012.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” below and discussed it with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” as it appears below be included in this proxy statement and be incorporated by reference into pSivida’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Submitted by

Compensation Committee

David J. Mazzo

Michael Rogers

Peter G. Savas

Douglas Godshall

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation program is designed to attract, retain and motivate executive officers capable of leading us to achieve our business objectives and build value for our stockholders. Accordingly, we seek to structure our compensation program to incentivize our executive officers to further our strategic goals and to align the interests of our executive team with the interests of our stockholders. We provide a mixture of cash and equity compensation designed to incentivize and reward our executive officers and senior management to attain short and long-term goals and retain our executive officers. Compensation takes into account Company performance, individual contribution and peer compensation.

The Board and its Compensation Committee are responsible for our executive compensation and seek to provide compensation that over time is competitive with compensation paid by comparable companies for comparable responsibilities and positions. Our goal is that total compensation, base salary, total cash compensation and long-term equity incentives will over time achieve generally approximately the 50th percentile range for executive officers in comparable positions at comparable companies, with the potential to be at up to approximately the 75th percentile for total cash compensation and long-term equity incentives based on outstanding performance.

The Board seeks to make compensation decisions transparent to our stockholders and executives and thereby to achieve our objectives by communicating openly with our executive officers and stockholders regarding our compensation process, pay structure and performance objectives.

Compensation Consultant

The Compensation Committee was advised with respect to fiscal 2012 executive compensation including compensation design and long-term incentive design and strategies by Radford, an Aon Hewitt Company. The engagement and compensation of Radford was determined by the Compensation Committee. None of Radford, Aon Hewitt or their affiliates provides other services to the Company. The Compensation Committee has sole responsibility for the selection, hiring and removal of its compensation consultant.

Overview of Compensation Program

Employment Agreements

Paul Ashton, our President and Chief Executive Officer, and Lori Freedman, our Vice President, Corporate Affairs and General Counsel, are employed under agreements negotiated on an arm’s-length basis in connection with the acquisition of Control Delivery Systems (CDS) by our then Managing Director and CEO and approved by our Board of Directors. At the time of our acquisition of CDS, Dr. Ashton and Ms. Freedman were executive officers of CDS and had change of control agreements entitling them to severance following the acquisition of CDS in the event of a reduction in compensation or a loss of title or responsibility. Our Board of Directors sought to retain Dr. Ashton and Ms. Freedman subsequent to the acquisition and to avoid paying such severance. The employment agreements negotiated with them are substantially similar to their prior agreements with CDS, and Dr. Ashton and Ms. Freedman waived their rights to severance compensation as a result of the CDS acquisition. Both of these employment agreements provide for a minimum base salary, a discretionary annual cash bonus and discretionary equity incentives.

Leonard Ross, our Vice President, Finance, became our principal financial officer in March 2009. As a result of his appointment, the Company, under the direction of the Compensation Committee, entered into an employment agreement with Mr. Ross which provides for a minimum base salary, a discretionary annual cash bonus and discretionary equity incentives.

Elements of Compensation. Our compensation program provides our executive officers with the following elements of compensation:

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Base Salary provides fixed annual compensation for performing day-to-day responsibilities. The Compensation Committee intends to achieve over time base salary of approximately the 50th percentile range of market for comparable companies (“Market”). Individual performance, along with market and other considerations, are also factors considered by the Compensation Committee in making annual base salary adjustments.

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Annual Performance Bonuses are awarded by the Compensation Committee on a discretionary basis based on the Compensation Committee’s assessment of achievement of annual goals. The Compensation Committee intends that salary and annual bonuses together will over time generally achieve approximately the 50th percentile range of Market for total cash compensation and in the case of exceptional company and individual performance, up to approximately the 75th percentile of Market. Bonuses are generally payable in cash, although the Compensation Committee retains the flexibility to pay bonuses in other forms of compensation. Bonuses are designed to reward executives for the Company’s overall performance in a given year to encourage executives to create and protect stockholder value and focus executives on short-term bonus objectives that are expected to have a positive impact on our success.

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Long-Term Equity Incentive Compensation has historically been in the form of stock options but may also consist of restricted stock or other equity incentives awarded under plans approved by our stockholders. Awards to our CEO are approved by our stockholders. The Compensation Committee intends that over time annual long-term equity compensation will generally achieve approximately the 50th percentile of Market with the potential to be at up to approximately the 75th percentile based on outstanding performance. We compare our option grants against option grants for comparable positions at comparable companies through a blend of the Black-Scholes valuation of options granted and the annual grant as a percentage of total shares outstanding. We also consider the annual and cumulative equity plan dilution against the Named Peers to ensure overall equity usage is competitive and reasonable. Other factors that may affect our long-term equity compensation grants include the amount and monetary value of current options outstanding, the number of option grants made in prior years, Company and individual performance, and competitive and other factors. Our long-term equity compensation awards are designed and structured to align our executive officers’ long-term interests with those of our stockholders. Because options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value as value is created for stockholders. Options generally vest over time and have historically been granted at annual intervals, thereby serving as an important retention and motivation device. Vesting may also be contingent on performance conditions. Typically ten-year grants, our options provide incentives for sustained long-term performance.

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Insurance and retirement benefits consist of health, dental, life and long term disability insurance and a 401(k) plan retirement match, and are provided to all employees. Executives do not have any benefits that are not available to other employees.

In determining target total compensation, base salary, target and maximum bonus potential and equity incentives, our Compensation Committee takes into account past compensation, individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all of our employees, the compensation of each executive relative to that of other executives and any special considerations such as recruitment, promotions, organizational changes and transitional roles, the Company’s headcount, market capitalization and stage of business development. The availability of insurance and retirement benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for our Compensation Committee’s determination of total compensation of executive officers for any year, since these benefits are offered to all of our employees. We do not provide perquisites to our executives.

Compensation Benchmarking

In June 2011, our Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal 2012. In July 2011, following a review and analysis of our executive compensation program in conjunction with our Compensation Committee meeting, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal 2012 (Fiscal 2012 Recommendations). The Fiscal 2012 Recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to peer data from industry surveys and a peer group, recommended by Radford and approved by the Compensation Committee. The survey data came from the published Radford 2010 Global Life Sciences Survey targeting public biopharmaceutical companies with fewer than 150 employees. The peer group was composed of the following 23 public, biopharmaceutical companies that exhibited a comparable business and financial profile to pSivida, as defined by stage of development, employee size, annual revenues and market value: Alimera Sciences, Allos Therapeutics, Anika Therapeutics, AVANIR Pharmaceuticals, Biodel, BioDelivery Sciences Int’l, BioMimetic Therapeutics, BioSante Pharmaceuticals, Columbia Laboratories, Cornerstone Therapeutics, Cumberland Pharmaceuticals, DURECT Corporation, DUSA Pharmaceuticals, Hemispherx, Ligand Pharmaceuticals, NeurogesX, Pozen, Progenics Pharmaceuticals, Repligen, Transcept Pharmaceuticals, Vanda Pharmaceuticals, Zalicus and Zogenix. Radford combined the survey and peer group data, weighted equally, to form a market consensus (Fiscal 2012 Market Consensus). The Compensation Committee changed the peer group from that used in fiscal 2011 on the advice of Radford to align pSivida’s business and financial profile with the peer group. The fiscal 2012 peer group added Allos Therapeutics, Biodel, Cumberland Pharmaceuticals, DURECT Corporation, Hempispherx, Transcept Pharmaceuticals and Zogenix and eliminated Halozyme Maxygen, Questcor Pharmaceuticals, Spectrum Pharmaceuticals and Vical.

Fiscal 2012 Executive Compensation

Compensation for our executive officers with respect to fiscal 2012 was as follows:

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Fiscal 2012 Base Salary and Bonus Target. In July 2010, upon the recommendation of Radford, our Compensation Committee adopted a three-year approach to move the base salary and target compensation of our executive officers from fiscal 2010 levels to the 50th percentile of Market. However, in light of increases in peer group compensation, the Compensation Committee again increased fiscal 2012 base salary to at, or near, the 25th percentile of the Fiscal 2012 Market Consensus, with a maximum increase over fiscal 2011 of 10%. Dr. Ashton’s base salary was increased to $400,000 for fiscal 2012, Ms. Freedman’s base salary was increased to $310,000, and Mr. Ross’ base salary was increased to $212,342. The Board set fiscal 2012 target bonus percentages at or near the 25th percentile of the Fiscal 2012 Market Consensus at 50% for Dr. Ashton, 30% for Ms. Freedman and 25% for Mr. Ross.

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Fiscal 2012 Annual Performance Bonus. The Board established performance goals and weightings for fiscal 2012 based on recommendations of the Compensation Committee to assist the Compensation Committee in determining the amount of the discretionary annual bonuses. The CEO, with input from the other executive officers, proposed Company goals and a weighting for each goal, which were reviewed, modified and approved by the Compensation Committee. Company goals for fiscal 2012 were selected and designed to promote the creation and protection of value for stockholders and to motivate high performance at the Company level. The Company fiscal 2012 goals were set with a reasonable level of difficulty that required that our executive officers perform at a high level in order to meet the goals, and the likelihood of attaining these goals was not assured. The fiscal 2012 performance goals were as follows:

Corporate Goal Category	Percent of Total Bonus Allocation Relating to Corporate Goals	Minimum (80%)	Target (100%)	Exceeds (120%)
Product Development -Uveitis	30%	Complete enrollment of Investigator sponsored IND trial with 6 mo follow up on one patient	Open Company IND	First patient first visit
Product Development -Glaucoma	20%	Complete enrollment of Investigator sponsored IND trial	Open Company IND for Phase II	First patient first visit in Company Phase II
Product Development -Protein/Peptide Technology	20%	Open IND	First patient first visit	Complete 30% enrollment
Finance	10%	Meet approved budget	Minimum plus cash to fund business for 18 months	Minimum plus cash to fund business for 24 months
Corporate Development 3 points/new license deal 1 point/tech eval	20%	1 point	2 points	3 points

At the end of the fiscal 2012, the CEO discussed with the Compensation Committee his assessment of the extent to which goals were met and made a recommendation with respect to bonuses. The Compensation Committee reviewed the recommendations of the CEO. On July 18, 2012, the Compensation Committee determined that the Company met the target goals for product development-uveitis and finance, met the exceed goal for corporate development but did not meet any of the goals for product development-glaucoma and product development- protein/peptide technology, primarily reflecting the exercise of fiscal responsibility in light of the Company’s cash position. As a result, the Compensation Committee determined that fiscal 2012 bonuses should be payable at 50% of target for Dr. Ashton, Ms. Freedman and Mr. Ross upon the later to occur in fiscal 2013 of: (1) dosage of the first patient in the Company’s posterior uveitis trial and (2) consummation of an offering of stock and warrants of approximately 15% of the Company’s outstanding equity.

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Long-Term Equity Incentive Compensation Granted for Fiscal 2012. In July 2011, our Compensation Committee awarded time-based options and performance-based options to Dr. Ashton, Ms. Freedman and Mr. Ross. In making these grants, our Compensation Committee determined that these grants were intended to reward the performance of our executive officers in fiscal 2011, to provide retention and to balance below market 50th percentile fiscal 2012 base salary and total target cash, each of which was set at or below the 25th percentile of the Fiscal 2012 Market Consensus. The time-based option grants were at the 50th percentile in the Fiscal 2012 Market Consensus. The performance-based option grants became exercisable based on FDA approval of ILUVIEN on or before December 31, 2011 as well as achievement of a time-based condition. The number of performance-based option grants were designed to bring the total options granted in fiscal 2012 to each executive officer between the 50th and 75th percentile in the Fiscal 2012 Market Consensus if FDA approval occurred by December 31, 2011. In the event FDA approval was not achieved by that date, each executive officer forfeited all performance-based options. Because the FDA’s Complete Response Letter delayed any approval of ILUVIEN beyond December 31, 2011, the named executives forfeited all of their performance-based options.

On a termination of Dr. Ashton, Ms. Freedman or Mr. Ross’ employment without cause by the Company or upon their resignation from the Company for good cause, any unvested portion of these stock options that would have vested as of the first anniversary of the cessation of his or her employment would vest immediately prior to such cessation of employment and the remaining unvested portion of the stock option would be forfeited.

Termination-Based Compensation

Pursuant to our agreements with Dr. Ashton, Ms. Freedman and Mr. Ross, we have agreed to make severance payments in certain circumstances described under “Potential Payments upon Termination or Change in Control.” We provided these agreements because we believe that it is important to define the relative obligations of pSivida and these named executive officers, including obtaining protection against competition and solicitation, and that severance protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and our other executive officers. We generally structure the value of our cash and stock compensation to fall below this limit, and our stock options to comply with exemptions in Section 162(m), so that the compensation remains tax deductible to us. However, our Board or Compensation Committee may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and approves, or as appropriate recommends to the Board, any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

The executive officers had limited involvement in determining or recommending the amount or form of executive compensation in fiscal 2012 as described above. No executive may be involved in, or present during, deliberations or voting on his or her own compensation.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in pSivida of our principal executive officer, our principal financial officer and our other executive officer (the “Named Executive Officers”).

Summary Compensation

The following table and footnotes provide additional information concerning the compensation of the Named Executive Officers for the fiscal years ended June 30, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards(1)		All Other Compensation(4)	Total
Paul Ashton	2012	$400,000	$—	(2)	$—	$125,226	(3)	$13,542	$538,768
President and Chief Executive Officer	2011	363,000	181,500		—	872,170	(3)	13,451	1,430,121
	2010	330,000	140,250	(4)	—	989,816		12,694	1,472,760

Lori Freedman	2012	310,000	—	(2)	—	305,486	(3)	13,044	628,530
Vice President for Corporate Affairs, General Counsel and Company Secretary	2011	294,709	88,413		—	233,671	(3)	12,891	629,684
	2010	286,125	72,962		—	—	(5)	12,694	371,781

Leonard S. Ross(6)	2012	212,342	—	(2)	—	145,323	(3)	12,925	370,590
Vice President, Finance	2011	202,230	50,558		—	123,471	(3)	12,535	388,794
	2010	189,000	40,163		—	—	(5)	11,797	240,960

(1)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the respective fiscal year, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. Assumptions used in the calculation of these amounts are included in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2012.

(2)	The Compensation Committee determined that fiscal 2012 bonuses were payable at 50% of target (Dr. Ashton ($100,000), Ms. Freedman ($46,500) and Mr. Ross ($26,543)), but only upon the achievement of additional performance conditions in fiscal 2013.

(3)

These amounts reflect valuation at the date of shareholder approval in the case of Dr. Ashton and the grant date in the case of Ms. Freedman and Mr. Ross and assume that all performance-based conditions for performance-based option awards and all service-based vesting conditions for all option awards would be achieved and that there would be no forfeitures. In fact, all such performance-based awards were subsequently forfeited because the performance condition requiring approval of ILUVIEN for DME by December 31, 2011 was not achieved. The grant date fair value of these options was $20,506 in fiscal 2012 and $494,152 in fiscal 2011 for Dr. Ashton, $76,566 in fiscal 2012 and $108,984 in fiscal 2011 for Ms. Freedman and $49,939 in fiscal 2012 and $59,412 in fiscal 2011 for Mr. Ross.

(4)	Consists of 401(k) contributions and group term life insurance premiums, as detailed below:

Name and Principal Position	Year	Company Paid Amounts for Life Insurance	Company Contributions to 401(k) Plan	Total
Paul Ashton	2012	$444	$13,098	$13,542
President and Chief Executive Officer	2011	444	13,007	13,451
	2010	444	12,250	12,694

Lori Freedman	2012	444	12,600	13,044
Vice President for Corporate Affairs, General Counsel and Company Secretary	2011	444	12,447	12,891
	2010	444	12,250	12,694

Leonard S. Ross	2012	444	12,481	12,925
Vice President, Finance	2011	442	12,093	12,535
	2010	420	11,377	11,797

(5)	Ms. Freedman was granted an option to purchase 95,000 shares (grant date fair value of $135,168) for her fiscal year 2010 equity incentive compensation. Mr. Ross was granted an option to purchase 50,000 shares (grant date fair value of $71,142) for his fiscal year 2010 equity incentive compensation. However, because these option grants were made in the final week of fiscal year 2009, these option grants were earlier reported as fiscal year 2009 compensation.

(6)	Mr. Ross was promoted to Vice President, Finance on November 19, 2009.

During fiscal years 2012, 2011 and 2010, Dr. Ashton and Ms. Freedman, and during fiscal years 2012 and 2011, Mr. Ross, were employed under employment agreements with the Company, pursuant to which they received the annual base salaries indicated in the above table. Mr. Ross did not have a written employment agreement with the Company during fiscal year 2010. The employment agreements of Dr. Ashton, Ms. Freedman and Mr. Ross also provided for discretionary bonuses, stock option grants, life insurance and matching 401(k) contributions and for participation in our medical, dental and life and disability insurance plans. Mr. Ross was also eligible to receive each of these forms of compensation during fiscal year 2010.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to the Named Executive Officers during the fiscal year ended June 30, 2012.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options		Exercise Price(3)	Grant Date Fair Value of Stock and Option Awards(4)
Paul Ashton	07/21/11	—	135,000	(1)	$5.05	$104,720
President and Chief Executive Officer	07/21/11	—	40,000	(2)	5.05	20,506

Lori Freedman	07/21/11	—	60,000	(1)	5.05	228,920
Vice President for Corporate Affairs, General Counsel and Company Secretary	07/21/11	—	25,000	(2)	5.05	76,566

Leonard S. Ross	07/21/11	—	25,000	(1)	5.05	95,384
Vice President, Finance	07/21/11	—	15,000	(2)	5.05	49,939

(1)	These option awards vest in four equal annual installments, commencing on the first anniversary of the date of grant. In addition, in the event of involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the options that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination, and if such termination occurs within 24 months after a change of control, all options automatically would vest and remain exercisable until the earlier of (i) one year and (ii) the option expiration date.

(2)	All of these performance-based options were forfeited because the performance condition requiring FDA approval of ILUVIEN for DME by December 31, 2011 did not occur.

(3)	The exercise price reflects the closing market price of our common stock on the date of grant.

(4)	The grant date fair value of option grants is calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model including valuation at the date of shareholder approval in the case of Dr. Ashton and the grant date in the case of Ms. Freedman and Mr. Ross.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for the Named Executive Officers as of June 30, 2012:

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price		Option Expiration Date
Name	Exercisable(1)	Unexercisable(1)(2)	Unearned
Paul Ashton	18,750	—	—	$5.5875	(3)(4)	09/30/12
President and Chief Executive Officer	210,000	70,000	—	1.1300		11/18/18
	157,500	157,500	—	4.0100		11/19/19
	21,845	65,535	—	3.4500		07/22/20
	—	135,000	—	5.0500		07/21/21

Lori Freedman	18,750	—	—	5.5875	(3)(4)	09/30/12
Vice President for Corporate Affairs,	75,000	25,000	—	2.9000		09/04/18
General Counsel and Company Secretary	7,500	2,500	—	2.7700		09/10/18
	71,250	23,750	—	1.8100		06/25/19
	11,581	34,744	—	3.4500		07/22/20
	—	60,000	—	5.0500		07/21/21

Leonard S. Ross	30,000	10,000	—	2.8500		09/11/18
Vice President, Finance	37,500	12,500	—	1.8100		06/25/19
	5,950	17,850	—	3.4500		07/22/20
	—	25,000	—	5.0500		07/21/21

(1)	The option numbers represent options to acquire shares of common stock or, if the option is denominated in A$, CDIs. Each CDI represents one share of common stock.

(2)

Dr. Ashton’s unexercisable options vest and become exercisable as follows: 70,000 on November 18, 2012, 157,500 in two equal annual installments commencing November 19, 2012, 65,535 in three equal annual installments commencing July 22, 2012 and 135,000 in four equal annual installments commencing July 21, 2012. Ms. Freedman’s unexercisable options vest and become exercisable as follows: 25,000, 2,500 and 23,750 each in one annual installment on September 4, 2012, September 10, 2012 and June 25, 2013, respectively, 34,744 in three equal annual installments commencing July 22, 2012 and 60,000 in four equal annual installments commencing July 21, 2012. Mr. Ross’s unexercisable options vest and become exercisable as follows: 10,000 and 12,500 each in one annual installment on September 10, 2012 and June 25, 2013, respectively, 17,850 in three equal annual installments commencing July 22, 2012 and

25,000 in four equal annual installments commencing July 21, 2012. These options also vest on involuntary termination without cause and voluntary termination for good reason as described below.

(3)	The exercise price of options denominated in A$ was converted to U.S. dollars using the exchange rate at June 30, 2012 (A$1.00 = $1.0159).

(4)	These options expired on September 30, 2012 without having been exercised.

Option Exercises and Stock Vested

None of the Named Executive Officers exercised any options during fiscal year 2012.

Pension Benefits

We do not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change in Control

Dr. Ashton, Ms. Freedman and Mr. Ross have contracts with us that provide for potential payments in connection with termination by us without cause or resignation for good cause. If the severance provisions in these contracts had been triggered on June 30, 2012, Dr. Ashton, Ms. Freedman and Mr. Ross would have been entitled to payments in the following amounts:

Triggering Event / Payment	Paul Ashton(1)(2)(3)	Lori Freedman(2)(3)	Leonard S. Ross(2)(3)
Termination without Cause / Constructive Termination
Salary	$400,000	$310,000	$159,256
Bonus	200,000	181,413	53,085
Medical / Life / Disability Insurance	1,593	21,246	22,902
Acceleration of Unvested Option Awards	82,600	11,875	6,250

Total	$684,193	$524,534	$241,493

Change in Control followed by Termination
Salary	$400,000	$310,000	$212,342
Bonus	200,000	181,413	103,643
Medical / Life / Disability Insurance	1,593	21,246	22,902
Acceleration of Unvested Option Awards	82,600	11,875	6,250

Total	$684,193	$524,534	$345,137

(1)	The above table does not take into account up to $800,000 that Dr. Ashton could receive if we exercised our right under our non-competition agreement with Dr. Ashton to require him not to compete with us for a period of up to 24 months. Any severance or other payments owed to Dr. Ashton in connection with the termination of his employment as described in his non-competition agreement would result in a dollar-for-dollar reduction in the amount paid to Dr. Ashton under this non-competition agreement.

(2)

The above table assumes lump sum payments for one year of medical, dental, life and disability insurance premiums for Ms. Freedman and Mr. Ross and of dental, life and disability insurance premiums for Dr. Ashton, and does not take into account potential increases in insurance premiums. The table also assumes that Dr. Ashton, Ms. Freedman and Mr. Ross would elect their current coverages under our employee benefit plans and would not obtain coverage from another employer. For purposes of quantifying medical, dental, life and disability insurance benefits, we have used the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	The above table values the acceleration of unvested in-the-money option awards using the spread between (i) the relevant option exercise price and (ii) the closing price of our common stock on NASDAQ on June 30, 2012, which was $2.31.

The severance arrangements of each of the Named Executive Officers as of June 30, 2012 are further described in the following paragraphs.

Paul Ashton

Termination of Dr. Ashton’s employment by us without cause, or by Dr. Ashton with good cause, would require us to pay severance to Dr. Ashton. Dr. Ashton would be entitled to a lump sum payment equal to 100% of his current annual salary plus the pro rata portion of his bonus for the year of such termination, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas had been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus payable would be reduced by any bonus payments relating to services performed in the year in which termination occurred (1) that already had been paid or were payable as of the date of termination or (2) that were not earned because of the failure to achieve targets or formulas that were no longer able to be achieved. The bonus payable also would exclude any bonus paid or payable in the year in which termination occurred with respect to services rendered in a prior year. We also would be required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year if he elected coverage. Additionally, all options held by Dr. Ashton (except the options granted in fiscal years 2009, 2010, 2011 and 2012 under the 2008 Incentive Plan and those granted in fiscal year 2013 subject to stockholder approval) (Dr. Ashton’s Incentive Plan Options) would vest and become exercisable upon such termination, and would remain exercisable for a period of six months thereafter (except that incentive stock options (ISOs) would be exercisable for only three months thereafter). With respect to Dr. Ashton’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Dr. Ashton with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of Dr. Ashton’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause, or by Dr. Ashton without good cause, would not require us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by us for cause, or by Dr. Ashton without good cause, Dr. Ashton would be required not to engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. No additional consideration is required to be paid by us for this period. We could at our option extend this period for an additional twelve months, in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve-month period.

Under Dr. Ashton’s non-competition agreement, following a termination by us without cause, or by Dr. Ashton for good cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination. In exchange, we would pay Dr. Ashton an amount equal to 1/24th of $800,000 for each month in the period specified. Any amounts received by Dr. Ashton pursuant to his severance arrangement with us would reduce the amount that we were required to pay under his non-competition agreement on a dollar-for-dollar basis.

Lori Freedman

Termination of Ms. Freedman’s employment by us without cause, or by Ms. Freedman with good cause, would require us to pay severance to Ms. Freedman. Ms. Freedman would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the greater of the prior year’s bonus and the bonus for the year preceding that year and (3) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment may be made either in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits to Ms. Freedman for a period of one year if she so elected. Additionally, all options held by Ms. Freedman (except the options granted during fiscal years 2009, 2011, 2012 and 2013 under the 2008 Incentive Plan (Ms. Freedman’s Incentive Plan Options)) would vest and become exercisable upon termination, and would remain exercisable for a period of one year following the date of termination (except that ISOs would be exercisable for only three months thereafter), and all restricted stock would vest and no longer be subject to forfeiture. With respect to Ms. Freedman’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Freedman with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of Ms. Freedman’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Ms. Freedman without good cause would not require us to pay any severance to Ms. Freedman.

Leonard S. Ross

Termination of Mr. Ross’ employment by us without cause, or by Mr. Ross with good cause, would require us to pay severance to Mr. Ross. Upon any such termination (other than within 24 months of a change of control), provided that at the Company’s election Mr. Ross remains an employee for up to nine months after notifying the Company of a good cause termination, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 75% of current annual salary and (2) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. We also would be required to provide medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. Additionally, with respect to all options held by Mr. Ross granted during fiscal years 2009, 2011, 2012 and 2013 under the 2008 Incentive Plan (Mr. Ross’ Incentive Plan Options) any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Mr. Ross with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date.

In the event of any such termination within 24 months of a change in control, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the prior year’s bonus and (3) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus, as well as medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. In addition, upon any such termination within 24 months of a change in control, any unvested portion of Mr. Ross’ Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Mr. Ross without good cause would not require us to pay any severance to Mr. Ross.

Director Compensation

For fiscal year 2012, our compensation arrangements for non-executive directors were:

•	annual retainer fee of $60,000 for the Board chair and $40,000 for each other Board member;

•	annual retainer fee of $15,000 for the chair and $5,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $10,000 for the chair and $4,000 for each other member of the Compensation Committee;

•	annual retainer fee of $7,500 for the chair and $2,000 for each other member of the Governance and Nominating Committee;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter; and

•

initial grant of an option to purchase 60,000 shares for a new director and annual grants of options to purchase 45,000 shares for the Board chair and 30,000 shares for other directors, subject to stockholder approval, and prorated for period of service.

Director compensation remains unchanged for fiscal year 2013.

Dr. Ashton received no additional compensation for serving as a director or committee member.

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2012:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation	Total
David J. Mazzo	$70,000	$32,739	$—	$102,739
Paul A. Hopper	52,500	21,826	—	74,326
Michael Rogers	66,000	21,826	—	87,826
Peter G. Savas	59,000	21,826	—	80,826
Douglas Godshall	13,970	—	—	13,970

(1)	Amounts reflect the grant date fair values of fiscal year 2012 option awards as determined in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. The underlying valuation assumptions for equity awards are further disclosed in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2012.

(2)	The following table shows the number of outstanding shares underlying option awards for our non-executive directors as of June 30, 2012.

Name	Outstanding Option Awards
David J. Mazzo	273,750
Paul A. Hopper	150,000
Michael Rogers	208,750
Peter G. Savas	150,000
Douglas Godshall	—

PROPOSAL 2: APPROVAL OF OPTION GRANT TO CEO

The Compensation Committee provides annual equity incentives to our executive officers as part of their annual compensation. The Compensation Committee granted Dr. Ashton an option to purchase 104,000 shares of common stock under the 2008 Incentive Plan on the terms detailed below, subject to stockholder approval. The Committee determined the amount and terms of the grant with advice from its independent compensation consultant Radford and considered peer group and survey information as well as the Company’s performance against fiscal 2012 Corporate Goals. The award was designed to reward Dr. Ashton’s performance in fiscal year 2012, to incentivize his future performance and to promote his retention. Because Dr. Ashton is a director, ASX Listing Rules require stockholder approval of his option grant.

The Company has made the option grant subject to stockholder approval and will issue the option certificate within one month of stockholder approval. The option grant to Dr. Ashton will not have any effect upon the rights of existing security holders, except a potential reduction of their percentage ownership in pSivida by approximately 0.4%.

The Board recommends that you vote FOR proposal 2, the approval of the option grant to Dr. Ashton.

Material Terms of the Proposed Grant

Dr. Ashton’s option has an exercise price of $2.14 per share, equal to the closing price on NASDAQ of a share of our common stock on July 18, 2012, the date of grant. The option vests and becomes exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant, and expires on the tenth anniversary of the date of grant. This option, if not earlier forfeited, expires on the tenth anniversary of the date of grant.

If Dr. Ashton’s employment were terminated by reason of an involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the option granted to him that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination. If Dr. Ashton’s employment were terminated within 24 months after a change of control by reason of an involuntary termination without cause or a voluntary termination for good cause, the option granted to him automatically would vest and remain exercisable until the earlier of (i) one year and (ii) the option expiration date. The option is subject to the terms of the 2008 Incentive Plan.

The proposed grant is being issued for no cash consideration and there are no loans being made in relation to the proposed grant.

PROPOSAL 3: APPROVAL OF OPTION GRANTS TO NON-EXECUTIVE DIRECTORS

The Compensation Committee has granted, subject to stockholder approval, options to our five non-executive directors under the 2008 Incentive Plan in the amount of 45,000 shares for David J. Mazzo, the chairman of our Board, 30,000 shares of common stock for each of Paul A. Hopper, Michael Rogers and Peter G. Savas and 70,000 shares of common stock for Douglas Godshall.

The Compensation Committee has determined that an initial grant to new directors of an option to purchase 60,000 shares and an annual grant to existing directors of an option to purchase 30,000 shares are appropriate to retain high-quality directors, and are consistent with competitive director equity compensation in peer companies. The Compensation Committee further has determined that the larger option grant of 45,000 shares to the chairman of the Board is appropriate to reflect the additional contribution and time commitment in that role. In determining each of these option grants, the Compensation Committee sought the advice of compensation consulting firm Radford and considered peer group and survey information. Option grants to directors require stockholder approval under ASX Listing Rules.

The Company has made these option grants subject to stockholder approval and will issue the option certificates within one month of stockholder approval. The option grants will not have any effect upon the rights of existing security holders, excepting a potential aggregate reduction of their percentage ownership in pSivida by approximately 0.9%.

The option grants are independent of one another, and each proposal will be voted on separately as follows:

•	Proposal 3.1 – grant of options to Douglas Godshall

•	Proposal 3.2 – grant of options to Paul A. Hopper

•	Proposal 3.3 – grant of options to Michael Rogers

•	Proposal 3.4 – grant of options to Peter G. Savas

•	Proposal 3.5 – grant of options to David J. Mazzo

The Board recommends that you vote FOR proposal 3, the approval of the option grants to each of Mr. Godshall, Mr. Hopper, Mr. Rogers, Mr. Savas and Dr. Mazzo.

Material Terms of the Option Grants

The option grants to Mr. Godshall consist of an initial new director grant of an option to purchase 60,000 shares and an annual grant of an option to purchase 10,000 shares, which is the pro-rated portion of the existing director annual grant for the period of time he served as a director in fiscal year 2012. Mr. Godshall’s option to purchase 10,000 shares and the option grants to Mr, Hopper, Mr. Rogers, Mr. Savas and Dr. Mazzo, each have an exercise price of $2.14 per share, equal to the closing price on NASDAQ of a share of our common stock on July 18, 2012, the date of grant. These options vest and become exercisable on July 18, 2013, the first anniversary of the date of grant, and expire on the tenth anniversary of the date of grant. Mr. Godshall’s initial grant of an option to purchase 60,000 shares has an exercise price of $2.10 per share, equal to the closing price on NASDAQ of a share of our common stock on March 5, 2012, the date of his election and the date of grant. This option vests and becomes exercisable in three equal annual installments commencing March 5, 2013, and expires on the tenth anniversary of the date of grant.

If a director’s Board service is terminated after a change of control, the option granted to that director automatically vests and remains exercisable until the earlier of (i) one year and (ii) the option expiration date. The options are subject to the terms of the 2008 Incentive Plan.

The proposed grants are being issued for no cash consideration. There are no loans being made in relation to the proposed grants, and no directors or associates of directors have received securities under the pSivida Corp. 2008 Incentive Plan since the last approval.

PROPOSAL 4: RATIFICATION OF ISSUANCE AND SALE OF

COMMON STOCK AND WARRANTS

Background

On August 7, 2012, we issued and sold 2,494,419 shares of our common stock together with warrants to purchase 623,605 shares of our common stock for gross proceeds of $5,363,000 in a registered direct public offering for which Rodman & Renshaw, LLC acted as placement agent. We intend to use the net proceeds from this offering for general corporate purposes, including funding to begin our clinical trials for posterior uveitis and for other business operations. We are seeking the approval of our stockholders for the purpose of ratifying the issuance and sale of these shares and warrants pursuant to ASX Listing Rule 7.4.

ASX Listing Rules

ASX Listing Rule 7.1 prohibits, subject to certain exceptions, the issuance of securities or an agreement for the issuance of securities that would represent more than 15% of a company’s shares of common stock on issue 12 months prior to the date of issue or agreement to issue such shares, without the prior approval of the company’s stockholders. The shares and warrants issued in the public offering were within the 15% limitation imposed under ASX Listing Rule 7.1, and accordingly, stockholder approval was not required for their issuance.

ASX Listing Rule 7.4 sets out an exception to ASX Listing Rule 7.1. This rule provides that where a company in an annual meeting ratifies a previous issue of securities (made without stockholder approval under ASX Listing Rule 7.1) those securities will be excluded from the calculation of the number of securities that may be issued in any 12-month period within the 15% limit set out in ASX Listing Rule 7.1.

We are seeking stockholder approval under ASX Listing Rule 7.4 to ratify our issuance of the shares and warrants issued in the August public offering.

In accordance with ASX Listing Rule 7.5, in addition to the information set out above, the following information is provided in relation to this proposal:

•

We issued 2,494,419 shares of common stock and warrants to purchase 623,605 shares of common stock in the registered direct offering pursuant to a registration statement filed with the U.S. Securities and Exchange Commission.

•	The shares and warrants were sold as units, with each unit consisting of one share of common stock and the equivalent of a warrant to purchase 0.25 shares of common stock.

•	Each unit was sold at a negotiated price of $2.15 per unit for total proceeds of $5,363,000.

•	The units were issued to institutional investors.

•

Each warrant will be exercisable for one share of common stock, has an exercise price of $2.50 per share and will be exercisable during the period commencing six months after the date of its original issuance and ending five years from the date of its original issuance.

•	The shares issued in the offering rank, and the shares issuable upon exercise of the warrants will rank, equally with all other shares of our common stock.

Use of proceeds

We received gross proceeds from the public offering of $5,363,000. We intend to use the proceeds after payment of expenses of the offering to finance the initiation of our Phase III posterior uveitis trials, for working capital and other general corporate purposes.

The Board recommends that you vote FOR proposal 4, the approval of the issuance of stock and warrants.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm and to audit our financial statements and, if applicable, our internal control over financial reporting for fiscal year 2013. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different independent registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal year 2012. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends that you vote FOR ratification of Deloitte’s appointment as the independent registered public accounting firm.

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to the fiscal years ended June 30, 2012 and 2011:

	Year Ended June 30,
	2012	2011
	(In thousands)
Audit fees	$357	$421
Audit-related fees(1)	—	15
Tax fees(2)	45	75
All other fees(3)	2	2

	$404	$513

(1)	These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees”. These services in fiscal year 2011 were related to our registered direct share offering in January 2011.

(2)	Tax fees paid to Deloitte for fiscal years 2012 and 2011 related to the preparation of various corporate tax returns as well as tax advice.

(3)	All other fees related to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to pSivida. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal years 2012 and 2011.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2013 Annual Meeting and wishes the proposal to be included in the proxy materials for that meeting, we must receive a written copy of the proposal by no later than June 28, 2013.

If a stockholder intends to present a proposal at the 2013 Annual Meeting but does not wish the proposal to be included in the proxy materials for that meeting, we must receive notice of the proposal by no later than September 15, 2013.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

ADDITIONAL INFORMATION

Voting Requirements and Proxies

Nominees receiving a plurality of votes properly cast at the meeting will be elected directors. All other proposals require approval of a majority of votes properly cast.

If you vote by Internet, telephone or mail, the person whom you have named proxy will vote your shares in accordance with your instructions. If you vote by Internet, telephone or mail without providing instructions as to how your vote should be cast, the person whom you have named as proxy will vote in favor of each of the proposals contained in this proxy statement. However, if your shares are held by a broker or nominee and you do not instruct the broker or nominee, your shares may be counted as in attendance at the meeting for purposes of a quorum but the broker or nominee will not vote your shares with respect to the election of directors (proposals 1.1, 1.2, 1.3, 1.4, 1.5 and 1.6), approval of annual option grants to CEO (proposal 2) or approval of option grants to the non-executive directors (proposals 3.1, 3.2, 3.3, 3.4 and 3.5). If any other matters are properly presented for voting at the Annual Meeting, the person whom you have named as proxy will have discretionary authority to vote in accordance with his or her own judgment, including the authority to vote to adjourn the meeting. The person named as proxy will be able to vote your shares as described above at postponed or adjourned meetings.

Voting Exclusion Statement

We will disregard any votes cast on proposals 2, 3.1, 3.2, 3.3, 3.4 and 3.5 by any of the directors and any of their associates and on proposal 4 by stockholders and CDI holders who participated in the August public offering and any of their associates. We will not disregard a vote, however, if it is cast (1) by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or (2) by the person chairing the Annual Meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Other Business

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. We have engaged Georgeson Inc. to assist in soliciting proxies by personal interview, mail, telephone, facsimile or other electronic means of communication for a fee of $8,500, plus expenses. In addition, our directors, officers and employees may solicit proxies in like manner. These persons will not receive any additional or special compensation for their solicitation services.

DIRECTIONS TO ANNUAL MEETING

From the East

Take I-95 North to Exit 27A (Totten Pond Road). Go over the bridge to the first set of lights. Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the West

Take I-90/Massachusetts Turnpike to Route 95 North. Take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the North (Boston Logan International Airport)

Follow the signs to the Ted Williams Tunnel then to I- 90 West. Continue to I-95/Route 128 North and take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the South

Take Route 84 East to I-90/Massachusetts Turnpike. Continue to I-95/Route 128 North and take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

Parking

Both self-parking and valet parking are available at the hotel.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 1:00 a.m., Eastern Time, on December 14, 2012.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/PSDV
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 – 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 – David J. Mazzo	☐	☐	02 – Paul Ashton	☐	☐	03 – Douglas Godshall	☐	☐

	04 – Paul A. Hopper	☐	☐	05 – Michael Rogers	☐	☐	06 – Peter G. Savas	☐	☐

		For	Against	Abstain
2.	Approval of stock option grants to CEO Paul Ashton.	☐	☐	☐

3.	Approval of stock option grant to the following non-executive directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 – Douglas Godshall	☐	☐	☐	02 – Paul A. Hopper	☐	☐	☐	03 – Michael Rogers	☐	☐	☐

	04 – Peter G. Savas	☐	☐	☐	05 – David J. Mazzo	☐	☐	☐

		For	Against	Abstain

4.	For purposes of ASX Listing Rule 7.4, to ratify the issuance and sale of 2,494,419 shares of common stock together with warrants to purchase 623,605 shares
	of common stock in August 2012.	☐	☐	☐

5.	Ratification of the appointment of Deloitte & Touche LLP.	☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 14, 2012: The proxy statement and the Annual Report for our fiscal year ended June 30, 2012 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of

pSivida Corp. Stockholders

Friday, December 14, 2012, 10 a.m. (EST)

Waltham Westin Hotel,

Cambridge Room,

70 Third Avenue, Waltham, Massachusetts 02451

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

You may obtain directions to the Annual Meeting

by calling our office at (617) 972-6235 or

e-mailing our office at afandel@psivida.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 14, 2012: The proxy statement and the Annual Report for our fiscal year ended June 30, 2012 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — pSivida Corp.	+

Notice of 2012 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — December 14, 2012

The undersigned hereby appoints David J. Mazzo and Lori Freedman, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on Friday, December 14, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, each of the Proxies will have authority to vote FOR the election of all nominees and FOR Proposals 2, 3.1, 3.2, 3.3, 3.4, 3.5 and 4.

In his or her discretion, each of the Proxies is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+